Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES

	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
November 12, 2013	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Rosetta Resources Inc.	London	Singapore
1111 Bagby Street, Suite 1600	Los Angeles	Tokyo
Houston, Texas 77002	Madrid	Washington, D.C.

Re:	Registration No. 333-180439; $600,000,000 Aggregate Principal Amount of 5.875% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Rosetta Resources Inc., a Delaware corporation (the “Company”), in connection with the issuance of $600,000,000 aggregate principal amount of 5.875% Senior Notes due 2022 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by the Company’s subsidiaries named on Exhibit A hereto (the “Guarantors”), under a Base Indenture dated May 2, 2013, including the Guarantees, as amended and supplemented by the Second Supplemental Indenture to be dated November 15, 2013, setting forth the terms of the Notes (collectively, the “Indenture”), to be entered into among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2012 (Registration No. 333-180439) (as so filed and as amended, the “Registration Statement”), a base prospectus dated March 29, 2012 (the “Base Prospectus”), a preliminary prospectus supplement dated November 7, 2013 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated November 7, 2013 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to

November 12, 2013

factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement dated November 7, 2013, among the Company, the Guarantors and Wells Fargo Securities, LLC, as representative of the several Underwriters named therein, the Notes and the Guarantees will have been duly authorized by all necessary corporate, limited liability company and limited partnership action, as applicable, of the Company and the Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.9 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety; (g) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (h) advance waivers of claims, defenses or rights granted by law; (i) waivers of broadly or vaguely stated rights; (j) provisions for exclusivity, election or cumulation of rights or remedies; (k) provisions authorizing or validating conclusive or discretionary determinations; (l) grants of setoff rights; (m) proxies, powers and trusts; (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (o) the severability, if invalid, of provisions to the foregoing effect.

November 12, 2013

With your consent, we have assumed (a) that the Indenture, the Guarantees and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 7, 2013 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP

November 12, 2013

EXHIBIT A

GUARANTORS

Rosetta Resources Michigan Limited Partnership, a Delaware limited partnership

Rosetta Resources Holdings, LLC, a Delaware limited liability company

Rosetta Resources Offshore, LLC, a Delaware limited liability company

Rosetta Resources Operating GP, LLC, a Delaware limited liability company

Rosetta Resources Operating LP, a Delaware limited partnership